UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2005

TEXTRON INC.

(Exact name of Registrant as specified in its charter)

Delaware (State of Incorporation)	I-5480 (Commission File Number.)	05-0315468 (IRS Employer Identification Number)

40 Westminster Street, Providence, Rhode Island 02903
(Address of principal executive offices)

Registrant's telephone number, including area code: (401) 421-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note: This Form 8-K/A is filed to amend and supercede the Form 8-K filed February 28, 2005  to correct an inadvertent error in the amount of Textron's purchases from Lockheed Martin Corporation in 2004.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

            On February 23, 2005, the Board of Directors of Textron Inc. elected Dain M. Hancock as a member of the Board effective March 1, 2005. Mr. Hancock will serve on the Board's Audit Committee. Mr. Hancock retired in January 2005 as Executive Vice President of Lockheed Martin Corporation and President of the Lockheed Martin Aeronautics Company, where he was the chief executive responsible for all Lockheed Martin military aircraft business activities. He currently serves as a consultant to Lockheed Martin.

            During fiscal year 2004, several Textron operations had total equipment purchases of approximately $16,000,000 from, and total equipment sales of approximately $25,000,000 to, Lockheed Martin Corporation. Lockheed Martin also placed in 2004 total commitments with Textron for approximately $43,000,000. On June 14, 2004, Textron announced that its Bell Helicopter and Textron Systems operations reached an agreement in principle with Lockheed Martin Corporation and AAI Corporation to form the Core Team for Team Eagle Eye to develop, produce and market the Eagle Eye Vertical Unmanned Aerial Vehicle (VUAV) System. On January 28, 2005, Lockheed Martin, with AgustaWestlandBell Limited Liability Company ("AWB") as its principal subcontractor, was selected to design, develop, manufacture and support the Presidential helicopter for the U.S. Marine Corps Marine 1 Helicopter Squadron Program. AWB LLC is a joint venture formed by Textron's Bell Helicopter subsidiary and AgustaWestland North America Inc. for the joint design, development, manufacture, sale, customer training and product support of the US101 helicopter and certain variations and derivatives thereof, to be offered and sold to departments or agencies of the U.S. Government.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXTRON INC.
(Registrant)

By:	s/Michael D. Cahn
Name:	Michael D. Cahn
Title:	Senior Associate General Counsel - Securities and Assistant Secretary

Dated: February 28, 2005